EXHIBIT 10.1

HEALTH MANAGEMENT ASSOCIATES, INC.

1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

AWARD NOTICE

Grantee:

Types of Awards:

Restricted Stock Award consisting of two components:

(i) a Time Vesting Component equal to one-half of the Number of Shares; and

(ii) a Performance Vesting Component equal to one-half of the Number of Shares.

Cash Performance Award

Number of Shares:

Cash Amount:

Date of Grant:

1. Grant of Award. This Award Notice serves to notify you that the Compensation Committee (the “Committee”) of the Board of Directors of Health Management Associates, Inc. (“HMA”) hereby grants to you, under HMA’s Amended and Restated 1996 Executive Incentive Compensation Plan (the “Plan”): (a) a restricted stock award for the Number of Shares of HMA’s Class A Common Stock, par value $0.01 per share (the “Common Stock”) set forth above consisting of a time vesting component (the “Time Vesting Component”), and a performance vesting component (the “Performance Vesting Component,” and together with the Time Vesting Component, the “Restricted Stock Award”); and (b) a cash performance award for the Cash Amount set forth above (the “Cash Performance Award,” and together with the Restricted Stock Award, the “Award”), each on the terms and conditions set forth in this Award Notice and the Plan. The Plan is incorporated herein by reference and made a part of this Award Notice. A copy of the Plan is available from HMA’s Human Resources Department upon request. You should review the terms of this Award Notice and the Plan carefully. The capitalized terms used and not defined in this Award Notice are defined in the Plan.

2. Definitions. The following terms have the meanings set forth in this Section 2:

(a) “EBITDA” means, with respect to the First Grant Year (and if applicable, the Second Grant Year), HMA’s earnings before interest, income taxes, depreciation, amortization and non-controlling interests for that Grant Year, as adjusted to exclude unusual and non-recurring items for that Grant Year.

(b) “EBITDA Requirement” means the achievement by HMA, as determined by the Committee, of EBITDA in an amount equal to the necessary percentage of Targeted EBITDA as set forth in the following table:

Percentage of Targeted EBITDA Achieved During Grant Year	Percentage of EBITDA-Based Performance Awards Eligible For Vesting
Less than 90.0%	0%
90.0% - 92.4%	50%
92.5% - 94.9%	60%
95.0% - 97.4%	75%
97.5% - 99.9%	90%
100.0% (and over)	100%

(c) “Employer” means HMA or one of its subsidiary hospitals or other majority-owned or affiliated entities.

(d) “Fifth Grant Year” means the fiscal year of HMA immediately following the conclusion of the Fourth Grant Year.

(e) “First Grant Year” means the fiscal year of HMA during which the Date of Grant occurs.

(f) “Fourth Grant Year” means the fiscal year of HMA immediately following the conclusion of the Third Grant Year.

(g) “Grant Year” means the First Grant Year, Second Grant Year, Third Grant Year, Fourth Grant Year and/or Fifth Grant Year, as the context suggests.

(h) “Second Grant Year” means the fiscal year of HMA immediately following the conclusion of the First Grant Year.

(i) “Targeted EBITDA” means the total targeted annual EBITDA established by HMA’s Board of Directors as reflected in its approved profit plan for the First Grant Year and, if applicable, the Second Grant Year.

(j) “Third Grant Year” means the fiscal year of HMA immediately following the conclusion of the Second Grant Year.

3. Time Vesting Component. Subject to the terms set forth in this Award Notice and the Plan, the number of shares of the Common Stock represented by the Time Vesting Component of the Restricted Stock Award (the “Time-Based Shares”) will vest as follows:

(a) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the Time-Based Shares will vest on March 1 of the Second Grant Year;

(b) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the Time-Based Shares will vest on March 1 of the Third Grant Year;

(c) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the Time-Based Shares will vest on March 1 of the Fourth Grant Year; and

(d) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the Time-Based Shares will vest on March 1 of the Fifth Grant Year.

4. Performance Vesting Component. Subject to the terms set forth in this Award Notice and the Plan, including Committee certification pursuant to Section 6, the number of shares of the Common Stock represented by the Performance Vesting Component of the Restricted Stock Award (the “Performance Shares”) will vest as follows:

(a) Earned Performance Shares. At the conclusion of the First Grant Year, all or a portion of the Performance Shares will be eligible for vesting based upon the achievement by HMA of the EBITDA Requirement during the First Grant Year. The portion of the Performance Shares that is eligible for vesting based upon the achievement by HMA of the EBITDA Requirement during the First Grant Year is referred to herein as the “Earned Performance Shares.” The Earned Performance Shares will vest as follows:

(i) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the Earned Performance Shares will vest on March 1 of the Second Grant Year;

(ii) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the Earned Performance Shares will vest on March 1 of the Third Grant Year;

(iii) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the Earned Performance Shares will vest on March 1 of the Fourth Grant Year; and

(iv) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the Earned Performance Shares will vest on March 1 of the Fifth Grant Year.

(b) Additional Earned Performance Shares. In the event that all or any portion of the Performance Shares is not deemed Earned Performance Shares because HMA achieved less than 100% of the Targeted EBITDA for the First Grant Year, the portion that is not deemed Earned Performance Shares based on the achievement by HMA of the EBITDA Requirement during the First Grant Year will be carried over to the Second Grant Year and will be eligible for vesting if 100% or more of the Targeted EBITDA for the Second Grant Year is achieved. The amount, if any, that becomes eligible for vesting pursuant to this Section 4(b) is referred to herein as the “Additional Earned Performance Shares.” The Additional Earned Performance Shares will vest as follows:

(i) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, one-half of the Additional Earned Performance Shares will vest on March 1 of the Third Grant Year;

(ii) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the Additional Earned Performance Shares will vest on March 1 of the Fourth Grant Year; and

(iii) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the Additional Earned Performance Shares will vest on March 1 of the Fifth Grant Year.

(c) Example. By way of example only, if the Performance Vesting Component consists of 10,000 Performance Shares, and if HMA achieved 90% of the Targeted EBITDA with respect to the First Grant Year, the number of Earned Performance Shares with respect to the First Grant Year would be 5,000 (50% of 10,000 Performance Shares, based upon the EBITDA Requirement set forth in Section 2(b)), and 1,250 Performance Shares would vest on each March 1 of the Second Grant Year through the Fifth Grant Year, assuming that you have remained an Eligible Person at all times through the vesting dates. The 5,000 Performance Shares that were not deemed Earned Performance Shares with respect to the First Grant Year would be carried over to the Second Grant Year for possible vesting in accordance with Section 4(b). If HMA were to achieve 100% or more of the Targeted EBITDA for the Second Grant Year, the latter 5,000 Performance Shares would become Additional Earned Performance Shares, and an additional 2,500 Performance Shares would vest on March 1 of the Third Grant Year and an additional 1,250 Performance Shares would vest on March 1 of each of the Fourth Grant Year and the Fifth Grant Year, assuming that you have remained an Eligible Person at all times through the vesting dates. If HMA were to achieve less than 100% of the Targeted EBITDA for the Second Grant Year, the 5,000 Performance Shares that were not deemed Earned Performance Shares with respect to the First Grant Year would be forfeited.

5. Cash Performance Award. Subject to the terms set forth in this Award Notice and the Plan, including Committee certification pursuant to Section 6, the Cash Performance Award will vest and be paid as follows:

(a) Earned Cash Amount. At the conclusion of the First Grant Year, all or a portion of the Cash Performance Award will be eligible for vesting and payment based upon the achievement by HMA of the EBITDA Requirement during the First Grant Year. The portion of the Cash Performance Award that is eligible for vesting and payment based upon the achievement by HMA of the EBITDA Requirement during the First Grant Year is referred to herein as the “Earned Cash Amount.” The Earned Cash Amount will vest and be paid as follows:

(i) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the total amount of the Earned Cash Amount will vest on March 1 of the Second Grant Year and will be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Second Grant Year;

(ii) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the total amount of the Earned Cash Amount will vest on March 1 of the Third Grant Year and will be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Third Grant Year;

(iii) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the total amount of the Earned Cash Amount will vest on March 1 of the Fourth Grant Year and will be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fourth Grant Year; and

(iv) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the total amount of the Earned Cash Amount will vest on March 1 of the Fifth Grant Year and will be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fifth Grant Year.

(b) Additional Earned Cash Amount. In the event that all or any portion of the total amount of the Cash Performance Award is not deemed Earned Cash Amount because HMA achieved less than 100% of the Targeted EBITDA for the First Grant Year, the portion that is not deemed Earned Cash Amount based on the achievement by HMA of the EBITDA Requirement during the First Grant Year will be carried over to the Second Grant Year and will be eligible for vesting and payment if 100% or more of the Targeted EBITDA for the Second Grant Year is achieved. The amount, if any, that becomes eligible for vesting and payment pursuant to this Section 5(b) is referred to herein as the “Additional Earned Cash Amount.” The Additional Earned Cash Amount will vest and be paid as follows:

(i) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, one-half of the Additional Earned Cash Amount will vest on March 1 of the Third Grant Year and will be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Third Grant Year;

(ii) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the Additional Earned Cash Amount will vest on March 1 of the Fourth Grant Year and will be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fourth Grant Year; and

(iii) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the Additional Earned Cash Amount will vest on March 1 of the Fifth Grant Year and will be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fifth Grant Year.

(c) Example. By way of example only, if the total amount of the Cash Performance Award is $40,000, and if HMA achieved 97.5% of the Targeted EBITDA with respect to the First Grant Year, the Earned Cash Amount with respect to the First Grant Year would be $36,000 (90% of $40,000, based upon the EBITDA Requirement set forth in Section 2(b)), and assuming that you have remained an Eligible Person at all times through the vesting dates, $9,000 would vest on each March 1 of the Second Grant Year through the Fifth Grant Year and would be paid as soon as administratively practicable following each vesting date, but in no event later than the March 31 immediately following each vesting date. The $4,000 that was not deemed Earned Cash Amount with respect to the First Grant Year would be carried over to the Second Grant Year for possible vesting and payment in accordance with Section 5(b). If HMA were to achieve 100% or more of the Targeted EBITDA for the Second Grant Year, the $4,000 would become Additional Earned Cash Amount, and assuming that you have remained an Eligible Person at all times through the vesting dates, $2,000 would vest on March 1 of the Third Grant Year and additional $1,000 on March 1 of the each of the Fourth Grant Year and the Fifth Grant Year, and would be paid as soon as administratively practicable following each vesting date, but in no event later than the March 31 immediately following each vesting date. If HMA were to achieve less than 100% of the Targeted EBITDA for the Second Grant Year, the $4,000 that was not deemed Earned Cash Amount with respect to the First Grant Year would be forfeited.

6. Committee Certification. As soon as practicable following the end of the First Grant Year (and if applicable, the Second Grant Year), the Committee will determine and certify in writing if the EBITDA Requirement was satisfied, and the Earned Performance Shares (and if applicable, the Additional Earned Performance Shares) and the Earned Cash Amount (and if applicable, the Additional Earned Cash Amount), if any, to be vested and paid based on the certified levels of performance.

7. Effect of Death, Termination or Retirement. Without limiting the vesting and payment requirements set forth in Sections 3, 4 and 5, in the event of the termination of your employment with HMA prior to the complete vesting of the Award, or if you are otherwise not an Eligible Person prior to the complete vesting of the Award, any and all unvested and unpaid amounts or shares of Common Stock underlying the Restricted Stock Award, including unvested dividends, will be forfeited and will not vest or be paid. Notwithstanding the foregoing, in the event of your termination of employment with HMA: (a) because of your retirement from HMA at or after the age of 62, the Award will continue to vest and be paid following the date of your retirement in the manner and on the dates set forth above; provided, however, that you will not be entitled to any shares of Common Stock underlying the Performance Vesting Component, including unvested dividends, or any amount of the Cash Performance Award, that would have otherwise become vested following your retirement; and (b) because of your death or total and permanent disability, the Award will continue to vest and be paid in the manner and on the dates set forth above for a period of 36 months after the date of your termination of employment, and any unvested portion of the Award at the conclusion of such 36-month period will be forfeited; provided, however, that you or your beneficiary will not be entitled to any shares of Common Stock underlying the Performance Vesting Component, including unvested dividends, or any amount of the Cash Performance Award, that would have otherwise become vested following your death or total and permanent disability.

8. Effect of Change in Control. Upon the occurrence of a Change in Control of HMA, your rights will be determined in accordance with Section 9 of the Plan. For purposes of the Performance Vesting Component and the Cash Performance Award, the EBITDA Requirement will be deemed to have been satisfied at a level of 100%.

9. Effect of Breach of Non-Competition Agreement. Notwithstanding any other provision of this Award Notice, the unvested or unpaid portion of the Award shall be forfeited on the day on which you breach any provision of Section 10.

10. [THIS SECTION 10 IS INCLUDED IN AWARD NOTICES AS DEEMED APPROPRIATE]

Non-Competition and Related Covenants. In consideration of the grant of the Award, you covenant and agree to observe each of the following promises:

(a) Non-Competition.

(i) You will not during employment and for 12 months after the termination of employment for any reason, directly or indirectly (whether as director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise): (A) compete against an Employer in the business of owning, leasing, acquiring or operating hospitals, health care facilities, or related entities in markets which an Employer currently serves or has identified as a market an Employer plans to serve; or (B) accept employment with or otherwise perform services that an Employer performs for any hospital, health care facility, or related entity that an Employer, or its related companies lease or manage.

(ii) Notwithstanding the terms and conditions of Section 10(a)(i) to the contrary, HMA covenants and agrees that the restrictions on competition and acceptance of subsequent employment contained therein shall not apply if your employment is terminated by an Employer for reasons other than cause.

(b) Non-solicitation/Employer Interests. During your employment and for 12 months after the termination of your employment for any reason, you will not, directly or indirectly (whether as director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise): (i) solicit, induce, entice, hire, employ or attempt to employ any individual employed by an Employer as of the termination of your employment or during the prior year; or (ii) take any action which is intended, or would reasonably be expected to, adversely affect an Employer, its business, reputation, or its relationship with its clients or prospective clients, vendors, or other service providers, or any individual or entity with which an Employer maintains a business relationship.

(c) Non-Disclosure. You will hold all of each Employer’s Confidential Information in strictest confidence, and use it solely for the purpose of performing your duties for an Employer and for no other purpose. You will not otherwise, directly or indirectly, take, publish, use or disclose any of an Employer’s Confidential Information during your employment or thereafter, except as may be required by law; provided, that you have first given prompt written notice to the Employer of such legal requirement in enough time for the Employer to obtain an appropriate protective order or other remedy.

(d) Damages. You acknowledge that damages to an Employer resulting from any breach of this Section 10 will be substantial but difficult to ascertain. You therefore agree to indemnify and hold harmless HMA and its directors, stockholders, and affiliated companies from and against any and all claims, suits, obligations, liabilities and expenses (including without limitation attorneys’ fees and expenses) arising out of or relating to any breach or nonperformance of the covenants and obligations set forth in this Section 10. You further agree that this provision for damages shall not limit or impair in any way an Employer’s right to obtain other remedies, or injunctive or other equitable relief, as specified herein.

(e) Enforcement. You acknowledge that without limiting the provisions of Section 10(d), if you violate this Section 10, an Employer will suffer irreparable harm and have no adequate remedy at law. You therefore consent to enforcement of this Award Notice by means of a temporary injunction or other appropriate equitable relief in any competent court, without the necessity of proving the inadequacy of money damages, which shall be in addition to any other remedies an Employer may have under this Award Notice or otherwise. You hereby submit to the jurisdiction of the Courts of the State of Florida for the purpose of such enforcement. You hereby waive, and agree not to assert, as a defense in any such action or proceeding, any claim that you were not subject thereto or that venue is improper for lack of residence, inconvenient forum or otherwise. You agree that service of process may be made upon you by certified mail at your address last known to HMA, and you waive your right to a jury trial.

(f) Terminology. For purposes of this Section 10, the term “Confidential Information” shall include trade secrets, know-how and other information that is disclosed to or acquired by you during or in the course of your employment that relates to the business of an Employer and is not generally available to the public or generally known in the industry in which an Employer is, or may become engaged, including without limitation, any formulas, patterns, devices, inventions, methods, techniques or processes, or combinations thereof, or compilations of information, records and specifications, acquisition and development data, which are owned by an Employer and regularly used in the operation of its business and any other information of an Employer relating to its services (offered or to be offered), research, development, marketing, pricing, customers, clients and prospective customers and clients, suppliers and potential suppliers, business methods, strategies, financial condition, personnel, plans, policies or prospects.

(g) Survival. The provisions of this Section 10 and your obligations hereunder shall survive any forfeiture of the Award or any other termination of this Award Notice.

11. Performance Awards. The Performance Vesting Component and the Cash Performance Award are intended to constitute Performance Awards under Section 8 of the Plan and will be interpreted and administered by the Committee consistent with this intention.

12. Miscellaneous.

(a) Plan Controls. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

(b) Amendment. Except as otherwise provided by the Plan, HMA may only alter, amend or terminate the Award with your consent.

(c) Limits on Transferability. The Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party (other than HMA), or assigned or transferred other than by will or the laws of descent and distribution or to a Beneficiary upon your death. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award or any right or privilege conferred thereby contrary to the provisions of this Award Notice and the Plan, or upon the sale or levy or attachment or similar process upon the rights and privileges conferred thereby, the Award shall immediately become null and void.

(d) Book Entry Registration; Issuance of Shares. The Restricted Stock Award will initially be evidenced by book-entry registration only, without the issuance of a certificate representing the shares of Common Stock underlying the Restricted Stock Award. Subject to Section 12(g) of this Award Notice, upon the written determination by the Committee of the vesting of any shares of Common Stock subject to the Restricted Stock Award, HMA will issue a certificate representing such vested shares of Common Stock as promptly as practicable following the date of vesting as determined by the Committee. The shares of Common Stock may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

(e) Nonassignability. The shares of Common Stock underlying the Restricted Stock Award may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged, hypothecated, margined or otherwise encumbered in any way prior to the vesting of such shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After vesting, the sale or other transfer of the shares of Common Stock will be subject to applicable laws and regulations under the Securities Act of 1933.

(f) Rights as a Stockholder. Prior to the vesting of the shares of Common Stock subject to the Restricted Stock Award, you will have all of the other rights of a stockholder with respect to the shares of Common Stock so awarded, including, but not limited to, the right to receive dividends, if any, as may be declared on such shares from time to time and the right to vote (in person or by proxy) such shares at any meeting of HMA’s stockholders. Notwithstanding the foregoing, dividends paid with respect to those shares of Common Stock subject to the Restricted Stock Award that have not vested at the time of such dividend payment will be held in the custody of HMA (pursuant to a rabbi trust, escrow or similar arrangement) and will be subject to the same restrictions that apply to the shares of Common Stock subject to the Restricted Stock Award with respect to which the dividends are issued. Any such dividends will be paid to you, with interest, within 30 days of the date such shares of Common Stock subject to the Restricted Stock Award become vested in accordance with this Award Notice.

(g) Restrictions on Issuance of Shares. If at any time HMA determines that the listing, registration or qualification of the shares of Common Stock underlying the Restricted Stock Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested shares of Common Stock subject to the Restricted Stock Award, such issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to HMA.

(h) No Right to Continued Employment. You understand that this Award Notice does not constitute a contract of employment and that you or HMA may terminate your employment at any time, for any or no reason, with or without notice unless a specific term of employment has been agreed to in a separate writing signed by a duly authorized corporate officer of HMA. Your right, if any, to continue to serve HMA as an employee or otherwise will not be enlarged or otherwise affected by this Award Notice.

(i) Severability. If any provision of this Award Notice shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Award Notice or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Award Notice shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Award Notice, and if the making of any payment in full or the provision of any other benefit required under this Award Notice in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Award Notice.

(j) Waiver. Any party’s failure to insist on compliance or enforcement of any provision of this Award Notice shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Award Notice.

(k) Rights of HMA and Subsidiaries. This Award Notice does not affect the right of HMA or any of its subsidiaries to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

(l) Rules of Construction. The headings given to the Sections of this Award Notice are solely as a convenience to facilitate reference, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

(m) Governing Law. This Award Notice will be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

(n) Section 409A. The Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder, and shall be administered and interpreted consistent with such intention.

(o) Recoupment Policy. Without limiting any other provision hereof, the Award is subject to the Recoupment Policy for Incentive Compensation set forth in Article VI, Section 8 of HMA’s Corporate Governance Guidelines, as such policy or guidelines may be hereafter amended.

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ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that: (i) this Award Notice and the Plan set forth the entire understanding between him and HMA regarding the Award granted by this Award Notice; (ii) this Award Notice and the Plan supersede all prior oral and written agreements on that subject; and (iii) cash dividends paid with respect to the shares of Common Stock subject to the Restricted Stock Award will be held in the custody of HMA in the manner set forth in Section 12(f).

Dated:

Signature

Name (printed)